Exhibit 99.1

Press Release

Inverness Medical Innovations Announces Previously Issued Financial Statements

WALTHAM, Mass., June 28 /PRNewswire-FirstCall/ —Inverness Medical Innovations, Inc. (Amex: IMA - News), a leading manufacturer and marketer of rapid diagnostic products for the consumer and professional markets, today announced that it concluded that its previously issued financial statements for the fiscal year ended December 31, 2004, and for the second, third and fourth quarters of 2004 and first quarter of 2005, contain errors under accounting principles generally accepted in the United States (“GAAP”) relating to the recognition of revenue. The Company has determined that certain customers of one of the Company’s diagnostics divisions were provided return or exchange rights in connection with the sale of products, as a result of which the revenue associated with those sales should not have been recognized upon shipment to the customers under GAAP.

The Company is conducting an evaluation of these matters and has not yet completed its analysis of their impact on the Company’s financial statements. However, to date, the Company has determined that certain orders, which generated revenue in the previously reported second, third and fourth quarters of 2004 and first quarter of 2005, are subject to such rights. These orders resulted in aggregate gross revenues of approximately $4.2 million during 2004 and $570,000 during the first quarter of 2005. The Company continues to evaluate the transactions completed in 2004 in order to determine which of the quarters during 2004 are impacted by such transactions. In addition, the Company is evaluating transactions from prior periods.

Upon completion of the evaluation, Inverness will file restated financial statements for the second, third and fourth quarters of 2004, the full year ended December 31, 2004, the quarter ended March 31, 2005 and any additional financial statements that the Company concludes must be restated as a result of its evaluation.

The Company will host a conference call beginning at 9 a.m. (Eastern Time) on Wednesday, June 29, 2005 to discuss this matter. During the conference call, the Company may answer questions concerning business and financial developments and trends and other business and financial matters. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

The conference call can be accessed by dialing 973-935-2401 (domestic and international), an access code is not required, or via a link on the Inverness website at http://www.invernessmedical.com or http://www.calleci.com utilizing an access code of 6229724. A telephone replay of the call will be available by dialing 973-341-3080 (domestic and international) with an access code of 6229724. That replay will be available shortly after the end of the call and until 12:00 midnight (Eastern Time) on July 5, 2005. An on demand webcast of the call will be available at the Inverness website

(http://www.invernessmedical.com/News.htm) two hours after the end of the call and will be accessible for 12 months.

For more information about Inverness Medical Innovations, please visit our website at

http://www.invernessmedical.com.

Inverness Medical Innovations is a leading global developer of advanced diagnostic devices and is presently exploring new opportunities for its proprietary electrochemical and other technologies in a variety of professional diagnostic and consumer-oriented applications including immuno-diagnostics with a focus on women’s health and cardiology. The Company’s new product development efforts, as well as its position as a leading supplier of consumer pregnancy and fertility/ovulation tests and rapid point-of-care diagnostics, are supported by the strength of its intellectual property portfolio. The Company is headquartered in Waltham, Massachusetts. Source: Inverness Medical Innovations.